U.S. Securities and Exchange Commission
               Washington, DC  20549

STATEMENT OF BENEFICIAL
       OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
      Section 30(f) of the Investment Company Act of 1940.

FORM 3


1.Name and Address of
  Reporting Person         Eccher, Stephen S.
                       4886 Kensington Circle
                       Coral Springs, Fl  33076

2.Date of Event Requiring Statement
  05/11/98

3.IRS or Social Security
  number of person
  reporting (voluntary)    ###-##-####

4.Issuer Name and Ticker
  or Trading Symbol        Saf T Lok Incorporated  (LOCK)


6.Relationship of Reporting
  Person to issuer
  (check all that apply):  ___ Director
                           _X_ Officer
                           ___ 10% Owner
                           ___ Other (Specify)____VP________

Table I - Non-Derivative Securities, Acquired, Disposed of, or Beneficially
   Owned.

1. Title of Security       N/A

2. Amount of Securities Beneficially Owned
 at End of Month           N/A

3. Ownership Form: Direct (D) or
  Indirect (I)             N/A

4. Nature of Indirect Beneficial
  Ownership                N/A


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1.Title of Derivative
  Security                 Option
                           Option

2.Date Exercisable and Expiration Date
  (month/day/year)
  Date Exercisable        11/11/98
                          05/11/99
  Expiration Date         05/11/08
                          05/11/08

3.Title and Amount of Underlying
  Securities
  Title                    Common Stock
                           Common Stock
  Number of Shares         5,000
                           5,000

 4.Conversion or Exercise
  Price                    $3.89
                           $3.89


 5.Ownership form of Derivative
  Security: Direct (D) or
  Indirect (I)             D

 6.Nature of Indirect Beneficial
  Ownership                N/A


Signature of Reporting Person://Stephen S. Eccher
Date:05/21/98